Exhibit 99.1

AppLovin Completes Acquisition of Adjust, a Mobile App Measurement Market Leader, to Expand its Global Technology Platform

PALO ALTO, Calif., — April 22, 2021 — AppLovin (Nasdaq: APP), a global technology and apps platform that provides developers a unified set of tools to grow their business, today announced it completed its pending acquisition of Adjust, a global mobile app measurement and marketing company. Adjust will retain its unique brand and culture and continue to operate as a distinct company. The closing occurred after completion of stockholder and regulatory approvals.

With the acquisition, Adjust provides AppLovin with a set of strategic SaaS mobile marketing solutions that expands the suite of innovative software tools for mobile app developers to grow their businesses and helps further enhance AppLovin’s ability to address its large market opportunity. Additionally, Adjust brings a strong, global team that has experience serving customers across a diverse set of mobile app categories including fintech, ecommerce, gaming and entertainment.

As one of the largest technology platforms for app developers in the world, AppLovin brings a depth of knowledge and expertise to help Adjust further innovate the attribution and analytics product suite it has successfully built.

“The acquisition of Adjust is another major milestone for AppLovin. We are focused on continuing to build and innovate our software set for developers and execute on our strategy to grow our business on multiple levels,” said Adam Foroughi, AppLovin Co-Founder, Chairperson and CEO. “Adjust’s real-time app solutions align with our growth strategy, while their large and diversified client base and globally distributed sales infrastructure will help us continue to grow rapidly.”

Founded in 2012, Adjust’s marketing platform helps mobile developers better understand their users’ journey while allowing marketers to make smarter decisions through measurement, attribution and fraud prevention. Adjust’s suite of products makes marketing simpler, smarter and more secure for over 50,000 apps including global brands such as Tencent, Rakuten and SoundCloud. Adjust is headquartered in Berlin, Germany, with 16 offices around the world and over 500 employees.

“Becoming a part of AppLovin allows us to accelerate on our own vision while further powering our clients’ growth as we shape the future of the app economy globally,” said Paul Müller, Adjust Co-Founder and CEO. “Joining forces with AppLovin as a newly public company is an extremely exciting time to contribute and innovate on products.”

Fenwick & West LLP and Gleiss Lutz served as the legal advisors for AppLovin. Citi acted as exclusive financial advisor to AppLovin. Noerr and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal advisors for Adjust.

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About AppLovin

AppLovin’s (Nasdaq: APP) global technology platform provides developers a powerful, integrated set of solutions to grow their businesses. AppLovin enables developers to market, monetize, analyze and publish their apps. Its studios create popular, immersive content and its technology brings that content to users around the world. AppLovin is headquartered in Palo Alto, California with several offices globally. Learn more at applovin.com.

Media Contact:

Emelyne Interior

press@applovin.com

Investor Contact:

ir@applovin.com